Exhibit 99.1

NovaBay Pharmaceuticals Expects Fourth Quarter 2015 Avenova Sales to Exceed $1.5 Million

Avenova sales up approximately 41% over the third quarter on record pharmacy-filled prescriptions and direct sales

Avenova sales for 2015 expected to approach $4 million

EMERYVILLE, Calif. – January 11, 2016 - NovaBay® Pharmaceuticals, Inc. (NYSE MKT: NBY) announces that U.S. sales of its prescription Avenova® Lid and Lash Cleanser for the fourth quarter of 2015 are expected to exceed $1.5 million. This represents an increase of approximately 41% over the third quarter of 2015, with growth driven by record highs for pharmacy-filled prescriptions and products sold directly by eye care specialists. Total revenues for the fourth quarter of 2015 are expected to exceed $1.6 million.

“We are encouraged by the substantial growth in both direct sales and prescriptions for Avenova during the fourth quarter and are pleased to report expectation of nearly $4 million in Avenova sales in our first full year of commercialization,” said NovaBay’s Chairman and interim CEO Mark M. Sieczkarek. “Our strong growth trajectory with significant quarter-over-quarter sales increases throughout the year indicates that we are building a solid foundation for continued growth going into 2016. This growing sales momentum combined with multi-million dollars of expense reductions achieved through restructuring and cost containment bode well for achieving our goal of reaching positive cash flow from operations in late 2016. Even with this significant growth, we believe that we have barely tapped into the addressable U.S. market for Avenova.

“Insurance reimbursement for Avenova nearly doubled over the past year, growing to approximately 67% of prescriptions being covered by health providers at the end of 2015,” added Mr. Sieczkarek. “We expect continued growth in the direct sales channel, however, we anticipate that our prescription business will be the main driver of our long-term sales growth. Supported by the substantial increase in insurance reimbursement coverage, we are focusing our primary sales efforts on building new prescription business, while investing in systems that support prescribing physicians’ efforts to educate their patients. This sales model combined with increasing reimbursement, has the potential to provide NovaBay with substantial revenue upside.”

Distributor data show that Avenova prescriptions filled at more than 3,500 pharmacies across the U.S. reached approximately 21,000 for the fourth quarter, up 45% from the third quarter, with increases in both first-time prescriptions and in refills. This is in addition to growth of more than 40% in direct product sales to ophthalmologists and optometrists, which represent the bulk of Avenova revenue to date.

Avenova Quarter-over-Quarter Sales Growth in 2015

      ●    4Q15 increase of approximately 41%

      ●    3Q15 increase of 39%

      ●    2Q15 increase of 73%

      ●    1Q15 increase of 112%

Avenova has the demonstrated ability to manage blepharitis, meibomian gland dysfunction (MGD) and associated dry eye. These conditions cause inflammation, itchiness and other painful symptoms that together afflict approximately 30 million Americans. Avenova is also being use as a pre-surgical treatment for Lasik and cataracts, for retinal injections and in managing and reducing contact lens intolerance. NovaBay estimates the total U.S. market for Avenova at 41 million patients.

About NovaBay Pharmaceuticals, Inc.: Going Beyond Antibiotics

NovaBay Pharmaceuticals is a biopharmaceutical company focusing on the commercialization of prescription Avenova® Lid and Lash Cleanser for the eye care market. Avenova is formulated with Neutrox™, which is cleared by the U.S. Food and Drug Administration (FDA) as a 510(k) medical device. Neutrox is NovaBay’s pure hypochlorous acid. Laboratory tests show that hypochlorous acid has potent antimicrobial activity in solution yet is non-toxic to mammalian cells and it also neutralizes bacterial toxins. Avenova is marketed to optometrists and ophthalmologists throughout the U.S. by NovaBay’s direct medical salesforce. It is accessible from more than 90% of retail pharmacies in the U.S. through agreements with McKesson Corporation, Cardinal Health and AmeriSource Bergen.

Forward-Looking Statements

This release contains forward-looking statements, which are based upon management's current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the anticipated market acceptance of our products, future sales of our products, and the company’s expected future financial results. Forward looking statements in this release can be identified by the words, “expect,” “believe,” and “approximately” or variations of these words. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in manufacturing, distributing, and selling the company's products, unexpected adverse side effects or inadequate therapeutic efficacy of our product, the uncertainty of patent protection for the company's intellectual property, and the company's ability to obtain additional financing as necessary. Other risks relating to NovaBay’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this press release, are detailed in NovaBay's latest Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, especially under the heading "Risk Factors." The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

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NovaBay Contacts

For NovaBay Avenova purchasing information, please contact:

Email us

Call us: 1-800-890-0329

www.Avenova.com

From the Company	Investor Contact
Thomas J. Paulson	LHA
Chief Financial Officer	Jody Cain
510-899-8809	310-691-7100
Contact Tom	Jcain@lhai.com

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